Exhibit 4.21

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

BioLargo, Inc.

Convertible Note

Issuance Date: July 20, 2017	Original Principal Amount: $440,000
Note No. 33033	Purchase Price Paid at Close: $400,000

FOR VALUE RECEIVED, BioLargo, Inc., a Delaware corporation (the "Company"), hereby promises to pay to the order of BRUCE KELBER, or registered assigns (the "Holder”) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the "Principal") when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest ("Interest") on any outstanding Principal at the applicable Interest Rate from the date set out above as the Issuance Date (the "Issuance Date") until the same becomes due and payable, upon the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof).

The Original Principal Amount is $440,000 (four hundred forty thousand dollars) which consists of the Purchase Price paid at Closing of $400,000 (four hundred thousand dollars) and an Original Issue Discount (“OID”) of $40,000 (forty thousand dollars). For purposes hereof, the term “Outstanding Balance” means the Original Principal Amount, as reduced or increased, as the case may be, pursuant to the terms hereof for conversion, breach hereof or otherwise, plus any accrued but unpaid interest, collection and enforcements costs, and any other fees or charges incurred under this Note.

(1)     GENERAL TERMS

(a)     Payment of Principal. The "Maturity Date" shall be two (2) years from the Issuance Date, as may be extended at the sole option of the Holder.

(b)     Interest. Interest shall accrue at the rate of twelve (12) percent (“Interest Rate”). Interest hereunder shall be due on the first day of each calendar quarter, beginning October 1, 2017, and shall be paid within 10 days thereafter, to the Holder or its assignee in whose name this Note is registered on the records of the Company regarding registration and transfers of Notes, in cash, shares of BioLargo common stock at the average closing price of BioLargo’s common stock for the 20 business days preceding the due date, at the Holder’s option, or an option to purchase shares of BioLargo common stock on the same terms as those offered to vendors to reduce accounts payables.

(c)     Security. This Note shall not be secured by any collateral or any assets pledged to the Holder.

(2)     EVENTS OF DEFAULT.

(a)     An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body

(i)     The Company's failure to pay to the Holder any amount of Principal, Interest, or other amounts when and as due under this Note (including, without limitation, the Company's failure to pay any redemption payments or amounts hereunder), upon demand from Holder;

(ii)     The Company shall commence, or there shall be commenced against the Company or any subsidiary of the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary of the Company or there is commenced against the Company or any subsidiary of the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty-one (61) days; or the Company or any subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty one (61) days; or the Company or any subsidiary of the Company makes a general assignment for the benefit of creditors; or the Company or any subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary of the Company for the purpose of effecting any of the foregoing;

(3)     CONVERSION OF NOTE.

(a)     The Holder may, at its option, at any time prior to Maturity, convert the principal amount of this Note or any portion thereof, into either (i) such number of shares of fully paid and non-assessable Common Stock of BioLargo, Inc. as is obtained by dividing the conversion amount by $0.42 (a maximum of 1,047,619 BioLargo shares), or (ii) such number of shares of fully paid and non-assessable Common Stock of Clyra Medical Technologies, Inc. as is obtained by dividing the conversion amount by $220.00 (a maximum of 2,000 Clyra shares, to be transferred to Clyra by BioLargo), or (iii) any combination of BioLargo or Clyra shares (in Holder’s sole discretion). The right to convert the Note may be exercised by the Holder by telecopying, emailing to Investment@BioLargo.com, mailing (via first class mail, postage prepaid) or personally delivering an executed and completed notice of conversion (the “Notice of Voluntary Conversion”) to BioLargo. The business day on which a Notice of Voluntary Conversion is delivered in accordance with the provisions hereof shall be deemed the “Voluntary Conversion Date”. The Holder must return to Issuer the original Note.

(b)     Upon Maturity, the Note shall automatically convert to the number of shares of BioLargo common stock as is obtained by dividing the then outstanding principal amount by $0.42. The Holder may exercise its right to convert pursuant to subparagraph (a) above at any time prior to Maturity, but not after Maturity.

(c)     Other Provisions.

(i)     Prepayment.     At any time following the Issuance Date, the Company shall have the right to give the Holder notice of the Company’s intent to pre-pay the note in cash. The Holder shall have the right to convert to shares as described above, prior to the prepayment, if the Holder delivers notice of conversion to the Company within 30 days of the date of the Company’s notice of its intent to prepay in cash. If Holder does not deliver notice of conversion within 30 days, then the Company shall have the option to pre-pay the entire remaining outstanding principal amount of this Note in cash.

(4)     REISSUANCE OF THIS NOTE.

(a)     Assignability. The Company may not assign this Note. This Note will be binding upon the Company and its successors and will inure to the benefit of the Holder and its successors and assigns and may be assigned by the Holder to anyone of its choosing without Company’s approval.

(b)     Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note representing the outstanding Principal.

(5)     NOTICES.      All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile or email if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to (a) in the case of the Company, to BioLargo, Inc., 14921 Chestnut St., Westminster, CA 92683, Email: dc@biolargo.com and (b) in the case of the Holder, to Bruce Kelber, 115 W. Spring Street, Unit B, Long Beach, CA 90806, email: beaker009@gmail.com.

(6)     APPLICABLE LAW AND VENUE. This Note shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflicts of laws thereof. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of California or in the federal courts located in the city and county of San Diego, in the State of California. Both parties and the individuals signing this Agreement agree to submit to the jurisdiction of such courts.

(7)     WAIVER. Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

 [Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Convertible Note to be duly executed by a duly authorized officer as of the date set forth above.

COMPANY: BioLargo, Inc.

/s/Dennis P Calvert By:_______________________
Name:Dennis P. Calvert
Title:Chief Executive Officer

Note No. 33033

EXHIBIT A

NOTICE OF CONVERSION

Attn: President and Legal Counsel
BioLargo, Inc.
14921 Chestnut St. Westminster, CA 92683

The undersigned hereby elects to convert a portion of the $440,000 Convertible Note (Note No. 33033) issued to Bruce Kelber on July 20, 2017 into Shares of common stock of BioLargo, Inc., or common stock of Clyra Medical Technologies, Inc., according to the conditions set forth in such Note as of the date written below.

Date of Conversion:
Conversion Amount – BioLargo Shares (at $0.42/share):	$
Conversion Amount – Clyra Shares (at $220/share)	$

____________________________

Bruce Kelber